As filed with the Securities and Exchange Commission on December 6, 2006

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MSC.SOFTWARE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-2239450
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2 MacArthur Place

Santa Ana, California 92707

(Address, Including Zip Code, of Principal Executive Offices)

Employee Incentive Awards(1)

(Full Title of the Plan)

John A. Mongelluzzo, Esq.

Executive Vice President, General Counsel and Secretary

MSC.Software Corporation

2 MacArthur Place

Santa Ana, California 92707

(714) 540-8900

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

COPY TO:

Richard A. Boehmer, Esq.

O’Melveny & Myers LLP

400 South Hope Street

Los Angeles, California 90071

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount Of Registration Fee
Common Stock, $0.01 par value per share	1,599,000 shares	(2) (3)	$15.55	(4)	$24,864,450	(4)	$2,661	(4)
Common Stock, par value $0.01 per share, Covered by Accompanying Reoffer Prospectus	322,431 Shares	(2) (3)	$15.55	(4)	$5,013,802	(4)	$536	(4)
Totals	1,921,431 Shares	(2) (3)	$15.55	(4)	$29,878,252	(4)	$3,197	(4)

(1)	This Registration Statement relates to (i) grants of nonqualified stock options by MSC.Software Corporation, a Delaware corporation (the “Company” or the “Registrant”), to William J. Weyand, John A. Mongelluzzo and Glenn R. Wienkoop covering an aggregate of 875,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), (ii) grants of restricted stock units by the Company to William J. Weyand and John J. Laskey covering an aggregate of 239,000 shares of Common Stock, (iii) grants of restricted stock purchase rights by the Company to William J. Weyand and John J. Laskey covering an aggregate of 75,000 shares of Common Stock, and (iv) grants of performance stock units by the Company to 26 of its employees covering an aggregate of 410,000 shares of Common Stock (collectively, the “Incentive Awards”). This Registration Statement also relates to the reoffer and resale of 322,431 shares of Common Stock covered by the accompanying Reoffer Prospectus and previously issued by the Company pursuant to certain awards granted by the Company identified in that Reoffer Prospectus.
(2)	This Registration Statement covers, in addition to the number of shares of Common Stock stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Incentive Awards, as a result of one or more adjustments under the Incentive Awards to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.
(3)	Each share of Common Stock is accompanied by a junior participating preferred stock purchase right pursuant to the Rights Agreement, dated October 5, 1998 and amended October 18, 2004, between the Company and Mellon Investor Services LLC, as Rights Agent.
(4)	Pursuant to Securities Act Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Stock on December 4, 2006, as quoted on the Nasdaq Global Market.

The Exhibit Index for this Registration Statement is at page 26.

REOFFER PROSPECTUS

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

322,431 Shares

MSC.SOFTWARE CORPORATION

Common Stock

(par value $0.01 per share)

MSC.SOFTWARE CORPORATION

CERTAIN SHARES ISSUED TO EMPLOYEES PURSUANT TO

THE MSC.SOFTWARE CORPORATION 1991 STOCK OPTION PLAN,

THE MSC.SOFTWARE CORPORATION 1998 STOCK OPTION PLAN,

THE MSC.SOFTWARE CORPORATION 2001 STOCK OPTION PLAN,

CERTAIN OPTIONS ASSUMED IN CONNECTION WITH

THE ACQUISITION OF ADVANCED ENTERPRISE SOLUTIONS, INC.,

THE MSC.SOFTWARE CORPORATION 2000 EXECUTIVE CASH OR STOCK BONUS PLAN

THE MSC.SOFTWARE CORPORATION EXECUTIVE BONUS PLAN (1998 & 1999), AND

CERTAIN AWARDS NOT GRANTED UNDER THE COMPANY’S EQUITY INCENTIVE PLANS

This Prospectus relates to a maximum of 322,431 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of MSC.Software Corporation, a Delaware corporation (the “Company”), that may be offered and sold from time to time by certain current or former employees of the Company as identified on page 19 of this Prospectus below (or their donees or pledgees) (the “Selling Stockholders”). The Selling Stockholders acquired the Shares pursuant to the exercise of certain stock options granted under the Company’s 1991 Stock Option Plan, the Company’s 1998 Stock Option Plan and the Company’s 2001 Stock Option Plan and certain stock options assumed by the Company in connection with its acquisition of Advanced Enterprise Solutions, Inc., the award or payment of certain stock bonuses under the Company’s 2000 Executive Cash or Stock Bonus Plan and the Company’s Executive Bonus Plan (1998 & 1999), and the payment of certain awards not granted under the Company’s equity incentive plans.

The Company previously filed registration statements on Form S-8 (the “Registration Statements”) with the Securities and Exchange Commission (the “Commission”) with respect to 231,417 of the Shares. The Registration Statements were not effective, however, at the time the Selling Stockholders acquired the Shares because the Company was not then current in its public filings. The Company has complied with all of its filing requirements as of the date of this Prospectus, and the Common Stock is traded on the Nasdaq Global Market (“Nasdaq”) under the symbol “MSCS.” On December 4, 2006, the closing price of the Common Stock as reported on the Nasdaq was $15.72 per share. The Company is concurrently filing with the Commission a registration statement on Form S-8 with respect to 91,014 of the Shares.

The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders. The Shares may be offered from time to time by the Selling Stockholders through ordinary brokerage transactions, in sales pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), in negotiated transactions or in other transactions, at such prices as the Selling Stockholders may determine, which may relate to market prices prevailing at the time of sale or may be a negotiated price. See “Plan of Distribution” below. All costs, expenses and fees in connection with the registration of the Shares will be borne by the Company. Brokerage commissions and similar selling expenses, if any, attributable to the offer or sale of the Shares will be borne by the Selling Stockholders.

The Selling Stockholders and any broker executing selling orders on behalf of any Selling Stockholder may be deemed to be an “underwriter” as defined in the Securities Act. If any broker-dealers are used to effect sales, any commissions paid to broker-dealers and, if broker-dealers purchase any of the Shares as principals, any profits received by such broker-dealers on the resale of the Shares, may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the Selling Stockholders may be deemed to be underwriting commissions.

See “ Risk Factors” beginning at page 11 for certain information which should be carefully considered by prospective purchasers of the Shares offered hereby.

THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED

OR DISAPPROVED OF THESE SECURITIES, NOR HAS IT DETERMINED

IF THIS PROSPECTUS IS TRUTHFUL AND COMPLETE. ANY

REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is December 6, 2006

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents of the Company filed with the Securities and Exchange Commission (the “SEC”) are incorporated herein by reference:

(a) The Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2005, filed with the SEC on June 12, 2006 (SEC File No. 001-08722);

(b) The Company’s Quarterly Reports on Form 10-Q for its fiscal quarters ended September 30, 2006, June 30, 2006 and March 31, 2006, filed with the SEC on November 13, 2006, August 10, 2006 and July 10, 2006, respectively (each, SEC File No. 001-08722);

(c) The Company’s Current Reports on Form 8-K filed with the SEC on December 1, 2006, November 1, 2006, September 29, 2006, August 3, 2006, June 28, 2006, June 20, 2006, June 9, 2006, June 1, 2006, May 23, 2006, April 14, 2006, March 20, 2006 (as amended on May 26, 2006), March 16, 2006 and February 6, 2006 (each, SEC File No. 001-08722);

(d) The description of the Company’s Common Stock contained in its Registration Statement on Form 8-A filed with the SEC on August 29, 2006 (SEC File No. 001-08722), and any other amendment or report filed for the purpose of updating such description; and

(e) The description of the Company’s junior participating preferred stock purchase rights contained in its Registration Statement on Form 8-A filed with the Commission on August 29, 2006 (Commission File No. 001-08722), and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with SEC rules shall not be deemed incorporated by reference into this Prospectus. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Prospectus.

As used herein, the terms “Prospectus” and “herein” mean this Prospectus including the documents incorporated or deemed to be incorporated herein by reference, as the same may be amended, supplemented or otherwise modified from time to time. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein do not purport to be complete, and where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document. The Company undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person to the Company, a copy of any or all of the documents referred to above that have been or may be incorporated into this Prospectus by reference, including exhibits to such documents (unless such exhibits are specifically incorporated by reference to such documents). Requests for such copies should be directed to MSC.Software Corporation, 2 MacArthur Place, Santa Ana, California 92707.

BUSINESS SUMMARY

This is only a summary and does not contain all of the information that you should consider before investing in the Shares. You should also read the entire prospectus, including “Risk Factors” and the other information referred to in this Prospectus, before deciding to invest in the Shares. The Company is sometimes referred to as “we” or “us” in this Prospectus.

General

We are a leader in the development, marketing and support of virtual product development (“VPD”) products, including simulation software and related services. We have been providing simulation software and related services to manufacturing and technology companies, as well as universities and research institutions around the world for over 40 years. Simulation software allows engineers to construct computer models of products, components, systems and assemblies and to simulate performance conditions and predict physical responses to certain variables, such as stress, motion and temperature. These capabilities allow our customers to optimize product designs, improve product quality and reliability, comply with regulatory and safety guidelines, reduce product development costs and shorten the timeline in bringing new products to market. We also provide a broad range of strategic consulting services to help our customers implement VPD solutions and improve the integration and performance of their product development process, which will lower the total cost of ownership of their technology investments. We serve customers in various industries, including aerospace, automotive, defense, machinery, electronics, consumer products, biomedical, shipbuilding and rail. Advances in computer technology have made virtual product development solutions available for any and all companies that manufacture products.

Our goal is to provide our customers with leading edge VPD solutions, which will integrate design and engineering processes to ensure optimal product performance and efficient product development. We seek to be an industry leader in each of the product categories in which we compete and to expand into new and emerging markets within the product lifecycle management (“PLM”) industry.

Industry

The PLM industry includes four significant segments: conception of the product, design of the product, manufacture of the product and maintenance of the product. These product lifecycle segments utilize various digital technologies and software tools, often referred to as PLM tools, including mechanical computer-aided design (“CAD”), computer-aided engineering (“CAE”), computer-aided manufacturing (“CAM”), and product data management (“PDM”) and related services.

VPD solutions, including our software and services, are used in conjunction with these PLM tools throughout the entire product lifecycle. VPD solutions integrate CAE simulation software technologies with traditional physical testing techniques during all phases of the product development process. As a result, designers, analysts and others on the product development team gain greater and more timely insight into product behavior, thus providing a strategic element in achieving business objectives. Before the development of CAD and CAE software applications, product development was disjointed and required intensive manual redesign prior to and during manufacturing. With a lack of predictive analysis within product development, engineers were involved in “design-build-test-break” processes which limited the number of times such processes could be repeated due to time and cost limitations.

With VPD solutions, engineers have the ability to prototype, simulate, test and iterate scenarios in a virtual environment an unlimited number of times within the same or shorter timeframes. This VPD environment will allow engineers to migrate to “design-analyze-confirm” processes, which creates a more flexible, efficient and cost effective solution for product development. As a result, companies obtain a competitive advantage through innovation, manufacturing efficiency, speed to market and lower costs.

According to a recent industry report from Daratech, Inc. CAE software and services topped $2.3 billion in 2005, a year-over-year increase of 12%. Daratech, Inc. projects that CAE software and services spending is expected to reach over $2.6 billion in 2006, while spending on PLM software and services totaled nearly $10.5 billion in 2005, a year-over-year increase of 13%. According to Daratech, Inc., approximately 22% of PLM investments came from CAE in 2005 and over the next five years, CAE is expected to have a strong influence on the overall PLM growth rate, which is expected to rise to 15% annual growth in 2010.

Our Competitive Strengths and Growth Strategy

We currently support seven distinct simulation technologies across a portfolio of more than several hundred simulation software products. We consider this portfolio of simulation products to be one of the broadest and most widely used within the CAE segment of the engineering software market. We believe our simulation software is the de-facto standard within the aerospace and automotive industries, capable of being utilized on various computer platforms ranging from large mainframes to basic laptops, and designed to operate seamlessly with other leading mechanical CAD and CAE software products in the market, thereby giving our customers a complete integrated suite of simulation software for many engineering disciplines. With thousands of global accounts among diverse industries, including aerospace, automotive, machinery, electronics, equipment and consumer products, we believe we have a unique competitive advantage in leveraging new product releases and related professional services to existing and new customers and in penetrating new markets.

We intend to maintain this competitive advantage by providing superior technology and functional breadth of simulation solutions and collaborating with customers to deliver the next generation of enterprise VPD solutions. We will continue to evaluate our business model, including our product mix and positioning, marketing strategies and sales channels to maximize our market opportunities and to improve our operating results. We are committed to improving our cost structures and will continue to streamline our business operations as necessary to successfully compete in all our geographic locations.

Our goal for growth is to expand our leading position in the simulation software market by further penetrating our installed base, by adding new customers from the supply chains in our existing aerospace and automotive markets, and by expanding with new customers in new markets such as biomedical and consumer products.

Software Products

Our simulation software products consist primarily of physics-based solvers, integrated with graphical user interfaces, sometimes referred to as pre- and post-processors. These solvers are capable of simulating many mechanical and structural phenomena. The governing principle for our enterprise software is to provide an integrated suite of simulation software applications to enhance engineering productivity for the product design teams at large global manufacturers.

We market our enterprise simulation software products under three main suites:

SimOffice—This category includes enterprise software to model and simulate the performance characteristics of a wide variety of complex mechanical conditions. Within this category, we include our core enterprise simulation software, including MSC.Nastran, MSC.Patran, MSC.ADAMS, MSC.Marc, MSC.Dytran, MSC.EASY5 and SOFY.

SimDesigner—This product category includes VPD technology through CAD-embedded simulation products designed for desktop use.

SimManager—This product category includes enterprise solutions related to the management of simulation processes and data, models and material properties.

We offer other proprietary software products which address specific simulation market niches and we also market third party software products including CAD, CAM and CAE software.

SimOffice Product Category

MSC.Nastran. MSC.Nastran is derived from NASTRAN, an open-source computer program owned by the United States Government. We have improved upon NASTRAN since it was first released in 1970, resulting in substantially greater capabilities and scope of our product, MSC.Nastran. MSC.Nastran is the leading program for engineering analysis worldwide, based on capability, functionality, international acceptance and number of installations. It is used to analyze structures in order to determine their strength, safety and other performance characteristics without building physical models.

MSC.Patran. MSC.Patran is a universal graphical user interface, which provides finite element modeling, analysis data integration, analysis simulation, and visualization capabilities. All of the functions of MSC.Patran may be integrated, automated and tailored to the user’s specific requirements using a powerful programming command language.

MSC.ADAMS. MSC.ADAMS is a motion simulation product that simulates system-level motion and loads. MSC.ADAMS is used to perform dynamic simulations of systems and subsystems, such as suspensions and engines, and evaluate attributes like vehicle handling, vibrational behavior and durability.

MSC.Marc. MSC.Marc simulates nonlinear physical behavior due to material contact conditions resulting in material failure under extreme stress. MSC.Marc is used in areas where materials undergo large deformations, such as rubber, plastics or metal forming and many other applications.

MSC.Dytran. MSC.Dytran is complementary to MSC.Marc and uniquely combines fluid-structure interaction to facilitate the simulation of high-speed interactions including crash and projectiles.

MSC.EASY5. MSC.EASY5 is a system-level, block-diagram-oriented simulation program that includes a large number of “application libraries” with pre-built, ready-to-use components targeted to a specific engineering discipline.

SOFY. SOFY is a system-level, block-diagram-oriented simulation program that includes a large number of “application libraries” with pre-built, ready-to-use components targeted to a specific engineering discipline.

SimDesigner Product Category

The SimDesigner product suite includes CAD-embedded simulation solutions that allow design engineers to streamline and automate the task of building and testing virtual prototypes by simulating stress, motion, heat transfer and other physical attributes of components and assemblies within their preferred CAD environment. SimDesigner products include three categories:

Generative. Generative products seamlessly embed our simulation solutions into the CAD environment, and focus on integrated attribute assessment across multiple disciplines, such as linear structures, motion, thermal, nonlinear structures, and fatigue.

Gateway. Gateway products provide a seamless bidirectional link between the CAD environment and the customer’s chosen stand-alone VPD application such as MSC.Nastran and MSC.Marc.

Application-specific. Application-specific products address specific markets, such as suspension design for the automotive industry. These applications enable the capture, storage, and reuse of product evaluation and process knowledge associated with building, testing, and validating products directly inside the CAD environment.

SimManager Product Category

SimManager is web-based environment that manages and automates simulation processes, manages all associated data and data history, and increases efficiency and innovation by delivering product performance knowledge earlier in the product development cycle. SimManager improves quality by ensuring best-practice simulation processes and full traceability of input parameters, and increases productivity by greatly reducing the number of manual tasks required. SimManager can interface with enterprise PDM systems to provide a truly collaborative environment.

Other Software Products

We also offer other software products, including:

MSC.Actran, used for determining the acoustics and vibro-acoustics performance of structural and mechanical systems;

MSC.Acumen, used to capture and automate a customer’s product development process;

MSC.Fatigue, used for durability analysis;

MSC.SuperForge, used for forging simulation; and

Professional Services

We offer professional services in the areas of process automation, engineering consulting, PLM implementation, funded development, and training and onsite support services. Terms of the projects are set forth in the individual arrangements with each customer, including services to be provided, amounts to be charged, and other terms of the engagement. Consulting and training services are not included in software license fees, but are generally provided on a time and materials basis.

With process automation engagements, we work closely with our customers to enhance their VPD processes, enabling them to make better products in less time and for less cost. We use a three-step process to do this by assessing our customers’ current VPD processes, comparing them to industry best practices and indicating areas for improvement. As a result of these assessments we design new enhanced processes and implement them within the customer’s product development process.

With engineering consulting engagements, we provide engineering simulation to our existing software customers and to companies who do not use our software. These services are delivered to our current customers to provide simulation or design expertise that they may not have and to augment their capabilities if they have a personnel shortage. These services are also provided to companies who do not have any simulation or design professionals on staff, but who need these capabilities provided via outsourcing. We have provided services to automotive, aerospace, biomedical, electronic packaging, petrochemical, nuclear and consumer product manufacturers and suppliers.

Our training and onsite support services help our customers get the most out of their MSC.Software enterprise solution. We have developed educational tools designed to train users of our products as an extension of our software business. Training seminars are conducted in local languages on a frequent basis at our offices worldwide, and at client sites. We also provide onsite support for our software. This service enables our customers to receive a dedicated level of technical support, with our personnel or adding to the expertise of onsite staff.

Research and Development

We dedicate significant resources to the development and enhancement of our suite of software products, as well as to new product research and development. Our development activities have historically involved adding new capabilities to our suite of simulation programs or converting those programs for use on new computer platforms. These activities are intended to prevent technological obsolescence and to provide our clients the maximum flexibility in selecting compatible computer hardware. In 2003, 2004 and 2005, our research and development expenditures totaled $40.7 million, $42.1 million and $47.3 million, respectively. In 2006, we expect to spend approximately $46.0 million in research and development.

Sales and Marketing

We market and sell our products and services in North America and Latin America (“the Americas”), Europe, the Middle East and Africa (“EMEA”), and Asia Pacific through a dedicated sales force, as well as through third parties, including value added resellers. In 2003, 2004 and 2005, our foreign operations generated approximately 64.3%, 66.6% and 70.4%, respectively, of our total revenue.

We also market our products by advertising in trade publications, participating in industry trade shows and exhibits, conducting training seminars and working with our strategic partners.

Historically, our software products were used primarily in the design phase of product development. Accordingly, we targeted our marketing efforts on the product design engineers of our customers. With the addition of our MSC.Marc and SimManager products, we expanded our marketing efforts to target the manufacturing engineers and the IT organizations of our customers. We now have offerings that cover the entire lifecycle of a product.

Pricing

In general, we provide two types of licensing alternatives for the use of our software products. Our software products are offered on an annual non-cancelable license or on a perpetual (paid-up) basis. We also offer MSC.MasterKey, a token-based model, enabling customers to access our portfolio of simulation software from a single, flexible license. MasterKey tokens are offered on an annual license or on a paid-up basis. With both annual and paid-up software licenses, the license fee is set at a fixed rate and the customer is invoiced at the time of sale. Software licenses are generally sold with maintenance, which entitles the customer to receive unspecified upgrades, enhancements and support. Maintenance fees typically approximate 20% of software license fees, and maintenance agreements are generally for one year.

Pricing of products licensed in Europe through our European subsidiaries are generally denominated in Euros or other local currencies and products licensed in Asia Pacific through our Asia Pacific subsidiaries are generally denominated in Japanese Yen or other local currencies.

Post Sales Support

Client service is an integral aspect of our marketing program. We maintain toll-free numbers and a hot line service for our clients. We conduct formal training for clients, ranging from three-day introductory courses to intensive courses on specialized subjects for experienced users. Onsite courses for clients are provided for larger user organizations. We also host technology conferences in the United States, Europe, Asia Pacific, Australia and Latin America to gather data on client needs, new engineering applications, and new trends in computing technology.

Sales and Support Offices

We have sales and client support offices at our worldwide headquarters in Santa Ana, California, and in over 50 other locations throughout the Americas, EMEA and Asia Pacific. Our products are marketed, distributed and supported outside of North America through a network of foreign subsidiary offices including a European subsidiary, headquartered in Munich, Germany, and an Asia Pacific subsidiary headquartered in Tokyo, Japan. Product support and training are also available in many of our locations.

Customers

Our customer base consists of thousands of companies and is diversified across industry sectors and geographies. The majority of our customers are the industry leaders in automotive, aerospace, defense and heavy machinery. No single customer accounted for more than 10% of our revenue in 2003, 2004, or 2005.

We have long-standing relationships with many of our customers, and the average tenure of our top 10 customers is more than 20 years. Our major end-user customers, based upon 2005 revenue, include: Boeing, Airbus, BAE, Lockheed Martin, Nissan Motor (NML), Toyota, Northrop Grumman and Honda.

Backlog

We generally ship our software products within 30 days after acceptance of an order and execution of a software license agreement. Accordingly, we do not believe that our backlog of software arrangements at any particular point in time is indicative of future sales. Backlog for our consulting services is currently not material.

Intellectual Property Rights

We regard our software as proprietary and rely on a combination of trade secret, copyright and trademark laws, license agreements, nondisclosure and other contractual provisions, and technical measures to protect our proprietary rights in our products. We distribute our software products under software license agreements that grant customers nonexclusive licenses for the use of our products, which are generally nontransferable. Use of the licensed software is restricted to designated computers at specified sites, unless the customer obtains a license offering other access to the software. Software and hardware security measures are also employed to prevent unauthorized use of our software, and the licensed software is subject to terms and conditions prohibiting unauthorized reproduction and export of the software. In 2002, we entered into a settlement with the Federal Trade Commission that required us to license MSC.Nastran (Version 2001) to another company, thereby giving this other company the unrestricted, perpetual right to license this technology to others.

MSC, MSC/, MSC.ADAMS, MSC/Patran, MSC/Mvision, MSC/Dytran, MSC.SuperModel, MARC, MENTAT and EASY5 are some of our registered trademarks. NASTRAN is a registered trademark of NASA. MSC.Nastran is an enhanced proprietary version of NASTRAN. Many of our trademarks have also been registered in foreign countries.

In addition, we maintain federal statutory copyright protection with respect to our software programs and products and have copyrights on documentation and manuals related to these programs.

Competition

The CAD, CAE, and broader PLM markets are intensely competitive and characterized by rapidly changing technology and evolving standards. We expect competition to increase both from existing competitors and new market entrants. We believe that the principal competitive factors affecting the software business include ability to solve customer problems, quality, functionality, performance, ease of use and, to a lesser extent, price. In our services business, we believe that the principal competitive factor is expertise.

With respect to our software business, the Company’s primary competitors include:

•	Altair Engineering, Inc.

•	ANSYS, Inc.

•	Dassault Systemes

•	LMS International

In our services business, we compete with in-house information technology personnel and consulting groups.

Although we believe we currently compete effectively with respect to these factors, we may not be able to maintain our competitive position against current and potential competitors, who may have greater financial, technical, marketing and other resources than we do. It is also possible that partnerships among competitors may emerge and acquire market share or that competition will increase as a result of industry consolidation. Increased competition could result in price reductions, reduced profitability and loss of market share, any of which could materially adversely affect our business, operating results or financial conditions.

Employees

As of December 31, 2005, we employed 1,343 persons, of whom 298 were involved in technical activities, 800 in sales, marketing and field support, and 245 in administration. None of our U.S. employees are represented by a labor union. Certain foreign jurisdictions have workers councils that typically represent workers on matters generally affecting terms of employment. We have never experienced any work stoppages and believe our relations with employees are good. Reliance upon employees in other countries may increase risks associated with government instability or regulation unfavorable to foreign-owned companies that could negatively impact our operations in the future.

Recruiting and retaining highly skilled employees, especially software developers and engineers, is highly competitive. We believe our growth and future success is dependent on our ability to attract, retain and motivate highly skilled employees.

Available information

We were re-incorporated in Delaware in 1994 and have been in business since 1963. Our executive offices are located at 2 MacArthur Place, Santa Ana, California, 92707, and the telephone number at that location is (714) 540-8900. Our web site is www.mscsoftware.com.

Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments filed pursuant to Sections 13(a) and 15(d) of the Securities Act of 1934, as amended, are available free of charge under Investor Relations menu on our website at www.mscsoftware.com. These reports are posted on our website the same day they are filed with the SEC. In addition, copies of our code of business conduct and ethics, and any waivers thereto, are on our website and available in print to any shareholder upon request to our Investor Relations department. The contents of our website are not part of this Prospectus.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. Any of these risks could harm the results of operations, financial condition and business prospects of the Company. This Prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by the Company described below and elsewhere in this Prospectus and in documents incorporated by reference into this Prospectus. The trading price of the Common Stock could decline due to any of these risks, and you may lose all or part of your investment.

Downturns in the aerospace and automotive industries we serve would adversely affect our sales and operating results.

In 2005, sales to customers in the aerospace and automotive industries accounted for a majority of our revenue. Reductions in capital spending by, and cyclical trends affecting, customers in these industries could adversely affect revenue from these customers and our results of operations. In addition, these types of customers tend to adhere to a technology choice for long periods, possibly an entire development cycle. As a result, a lost opportunity with a given customer may not again become a new opportunity for several years.

If we do not continue to acquire other companies, we may not be able to increase our revenue at historical growth rates.

Our historical revenue growth has been augmented by acquisitions. Our future revenue growth rate may decline if we do not make acquisitions of similar size and at a comparable rate as in the past.

We have acquired and may continue to acquire other companies and may be unable to integrate successfully such companies with our operations, and we have recorded, and may continue to record, a significant amount of goodwill in connection with our acquisitions.

Since 1998, we have acquired several companies and businesses, most recently SOFY in 2004. We may continue to expand and diversify our operations with additional acquisitions. Some of the risks that may affect our ability to integrate or realize any anticipated benefits from companies we acquire include those associated with:

•	integrating the operations, technologies, products and personnel;

•	unexpected losses of key employees or customers of the acquired company;

•	conforming the acquired company’s standards, processes, procedures and controls with our operations;

•	coordinating our new product and process development;

•	hiring additional management and other critical personnel;

•	increasing the scope, geographic diversity and complexity of our operations;

•	difficulties in consolidating facilities and transferring processes and know-how;

•	other difficulties in the assimilation of acquired operations, technologies or products;

•	adverse effects on existing business relationships with customers.

If we are unsuccessful in integrating these companies or product lines with our operations, or if integration is more difficult than anticipated, we may experience disruptions that could have a material adverse effect on our business, financial condition and results of operations. As a result of our acquisitions, goodwill accounted for approximately $153.7 million, or 32.3%, of our total assets, as of December 31, 2005. We may record additional goodwill related to future acquisitions. Under current generally accepted accounting principles, we do not amortize goodwill. We will, however, perform an impairment analysis on the carrying value of our goodwill at least annually. If the financial benefits of our acquisitions do not ultimately exceed the associated costs, we could be required to write down some or all of the unamortized goodwill. As a result, our results of operations would be adversely affected.

Mergers and acquisitions and investments in technology companies are inherently risky, and no assurance can be given that our previous or future acquisitions or investments will be successful and will not materially adversely affect our business, operating results, or financial condition. Failure to manage and successfully integrate acquisitions could materially harm our business and operating results. Even when an acquired company has already developed and marketed products, there can be no assurance that product enhancements will be made in a timely fashion or that pre-acquisition due diligence will have identified all possible issues that might arise with respect to products or the acquiree’s business. If we are unable to complete an acquisition or an acquisition is delayed, our business could be adversely affected due to diversion of management attention and company resources from alternative approaches, which may prevent us from achieving strategic goals.

We may also incur third party costs in the evaluation, negotiation and completion of acquisitions. These costs are deferred and treated as part of the acquisition cost upon completion of the acquisition. If an acquisition is not completed, the deferred costs are charged to earnings in the period in which the acquisition is certain not to be completed, which can impact our results of operations.

We have had losses and, should they recur, it could have a material adverse effect on our business, results of operations and financial condition.

Our net income (loss) for the years ended December 31, 2003, 2004, and 2005 was $(29.8) million, $10.9 million, and $11.8 million, respectively, and we had an accumulated deficit of $110.8 million as of December 31, 2005. We cannot assure you that we will operate profitably, and if we cannot operate profitably, we may not be able to meet our debt service requirements or our working capital or other needs. Our inability to meet these needs could have a material adverse effect on our business, results of operations and financial condition.

We may periodically restructure our operations or change our pricing model, which could adversely impact our operating results in the short term before we receive any benefits from these changes, if at all.

We continually evaluate the strengths and weaknesses of our operations. In connection with this evaluation, we may decide to reduce or realign our available resources and, as a result, consolidate, shut down or sell product lines that do not fit into our long-term business plan. If we reduce headcount in the future, we will incur significant severance and termination costs and other related expenses that could harm our business before we were to receive any benefit, if at all, from the reduced headcount expenses. If we shut down or otherwise dispose of any of our product lines in the future, we may incur costs or charges, receive less in the sale than such assets are worth, disrupt customer goodwill or lose revenue streams in connection with such a restructuring that could harm our business before we were to receive any benefit, if at all, from the restructuring. In addition, we may introduce changes to our pricing model, and these changes may not result in increased or even the same level of revenue in the timeframes that we anticipate, or at all.

The executive management team may not be effective.

Since October 2004 we have hired a new chief executive officer, president and chief operating officer, chief financial officer, and general counsel. These four individuals constitute the current executive management team. None of these individuals have a past employment history with us. There is no assurance that this executive management team will be effective. If the new executive management team is not effective, it could have a material, adverse effect on our revenue and results of operations.

Our operating results are dependent in part on our ability to develop and introduce new and enhanced products and we may not be able to develop new and enhanced products to satisfy changes in demand.

Our operating results depend in part on our ability to develop and introduce new and enhanced products on a timely basis. Successful product development and introduction depends on numerous factors, including our ability to anticipate customer requirements, changes in technology, our ability to differentiate our products from those of our competitors, and market acceptance. We may not be able to develop and introduce new or enhanced products in a timely or cost-effective manner or to develop and introduce products that satisfy customer requirements. Our products also may not achieve market acceptance or correctly anticipate technological changes.

Our sales cycle is lengthy and complicated.

The development of a business relationship with a potential licensee can be a lengthy process, spanning twelve months or longer, especially for large enterprise transactions. The sales cycle can involve multiple divisions within a potential licensee’s organization and multiple layers of management, thus making our sales process relatively complicated and long. Additionally, negotiating the terms of a new license agreement can be a protracted process with no set timetable for completion. Due to the length and complicated nature of our sales cycle, predicting the fiscal period in which a new license agreement will be entered into, if at all, and the financial terms of such an agreement is difficult.

The timing of orders and shipments, which frequently occur at the end of a quarter, can cause fluctuations of our operating results that, in turn, may impact the price of our common stock.

We derive most of our revenue from licensing software products and selling services to high-end users of the product design markets. Our revenue growth and our ability to match spending levels with revenue growth rates will directly affect our future operating results. Historically, a significant portion of our revenue has been generated in the last month of a quarter, with this revenue frequently concentrated in the last weeks or days of a quarter. In addition, higher volumes of orders have been experienced in the fourth quarter. The concentration of orders makes projections of quarterly financial results difficult. Accordingly, we may experience fluctuations in our future operating results on a quarterly and annual basis which, in turn, could adversely affect the price of our common stock.

Our future results could be harmed by economic, political, regulatory and other risks associated with international sales and operations.

Although we may not be successful in expanding into particular international markets, or generating revenue from foreign operations, we currently anticipate that revenue from international operations will continue to represent a substantial portion of our total revenue. Expansion into international markets requires management attention and resources. We may not be successful in expanding into particular international markets or in generating revenue from foreign operations. Accordingly, our future results could be harmed by a variety of factors related to our international operations, including:

•	changes in foreign currency exchange rates;

•	changes in a specific country’s or region’s political or economic conditions, particularly in emerging markets;

•	burdens on complying with a wide variety of foreign laws and regulations;

•	meeting import and export licensing requirements

•	natural disasters or outbreaks of infectious diseases affecting the regions in which we or our licenses sell products;

•	tariffs, trade protection measures and import or export licensing requirements;

•	potentially negative consequences from changes in foreign government regulations, tax laws and regulatory requirements

•	difficulty in managing a geographically dispersed workforce in compliance with diverse local laws and customs;

•	disproportionate management attention or company resources;

•	changes in diplomatic and trade relationships

•	longer accounts receivable payment cycles; and

•	less effective protection of intellectual property.

We are subject to changes in demand for our products and services resulting from exchange rate fluctuations that make our products and services relatively more or less expensive in international markets. If exchange rate fluctuations occur, our business could be harmed by decreases in demand for our products and services or reductions in gross margins.

We have entered into agreements with third parties for the inclusion of their technology as a component of some of our products. The termination of these agreements could adversely affect our business.

Some of our products include technology licensed from third parties and we have entered into several royalty agreements for use of such technology. Should these agreements be terminated, we would need to find an alternative source to replace the functionality of such technology. We believe that we would be able to find an alternative source of the technology, or replace the functionality through internal development. In addition, these agreements allow for significant lead time prior to termination by the third party, which should allow us sufficient time to replace the functionality. However, in the event that all of these agreements were terminated within a very short time period, there is no guarantee that we could replace the technology and the marketability of our products could be harmed if we were unable to do so. In addition, certain products or technologies acquired or developed by us may incorporate so-called “open-source” software. Open source software is typically licensed for use at no initial charge, but certain open source software licenses impose on the licensee of the applicable open source software certain requirements to license or make available to others both the open source software as well as the software that relates to, or interacts with, the open source software. Our ability to commercialize products or technologies incorporating open source software or otherwise fully realize the anticipated benefits of any such acquisition may be restricted as a result of using such open source software because, among other reasons:

•	open source license terms may be ambiguous and may be subject to unanticipated obligations regarding our products and technologies;

•	competitors may have improved access to information that may help them develop competitive products:

•	open source software cannot be protected under trade secret law;

•	it may be difficult for us to accurately determine the origin of the open source code and whether the acquired open source software in fact infringes third party intellectual property rights; and

•	open source software potentially increases customer support cost because (i) such software typically does not contain warranties as to functionality or is not accompanied by any support offerings from the provider of such open source software and (ii) licensees can modify the software and potentially introduce errors

In addition, the operation of our software will be impaired if errors occur in third-party software that we utilize. It may be more difficult for us to correct any defects in third-party software because the development and maintenance of the software is not in our control. Accordingly, our business could be adversely affected in the event of any errors in our software. There can be no assurance that these third-parties will continue to make their software available to us on acceptable terms, to invest the appropriate level of resources in their products and services to maintain and enhance the software capabilities, or to remain in business.

Our operating expenses are fixed in advance. Therefore, we have limited ability to reduce expenses in response to any revenue shortfalls.

We plan our operating expense levels, in part, on expected revenue growth. Our expense levels, however, are generally committed in advance and, in the near term, we are able to change only a relatively small portion of our expenses. As a result, our ability to convert operating outlays into expected revenue growth at profitable margins will affect our future operating results. If our future revenue is less than expected, our net income may be disproportionately affected since expenses are relatively fixed.

Strong competition in the simulation software industry may affect prices, which could reduce margins and adversely affect our operating results and financial position, and we may not be able to maintain our competitive position against current and potential competitors.

The simulation software industry is highly competitive. The industry may experience pricing and margin pressure which could adversely affect our operating results and financial position. Some of our current and possible future competitors have greater financial, technical, marketing and other resources than we do, and some have well-established relationships with our current and potential customers. It is also possible that alliances among competitors may emerge and rapidly acquire significant market share or that competition will increase as a result of software industry consolidation. To remain competitive, we must continue to invest significant resources in research and development, sales and marketing and customer support. Increased competition may result in price reductions, reduced profitability and loss of market share, any of which could have a material adverse effect on our business, financial condition and results of operations. We believe that the principal competitive factors affecting the software business include quality, functionality, ease-of-use and, to a lesser extent, price. In our professional services business, we believe that the principal competitive factor is expertise We cannot assure you that we will be able to maintain our competitive position against current and potential competitors.

Our future success depends in part on the continued service of our key technical and management personnel and our ability to identify, hire and retain additional personnel.

There is intense competition for qualified personnel in the software industry. We may not be able to continue to attract and retain qualified personnel necessary for the development of our business or to replace qualified personnel who may leave our employ in the future. Any growth we experience is expected to place increased demands on our resources and will likely require the addition of management and technical personnel, and the development of additional expertise by existing management personnel. Loss of the services of, or failure to recruit, key technical and management personnel could harm our business.

Business interruptions could adversely affect our business.

Our operations and those of our licensees, developers and customers are vulnerable to interruptions by fire, flood, earthquake, power loss, telecommunications failure, terrorist attacks, wars and other events beyond our control. Our corporate headquarters are located in California, near major earthquake faults. A catastrophic event that results in the destruction of any of our critical business or information technology systems could severely affect our ability to conduct normal business operations and as a result, our future operating results could be adversely affected. The business interruption insurance under which we are covered may not be sufficient to compensate us fully for losses or damages that may occur as a result of these events, if at all. Any such losses or damages incurred by us could have a material adverse effect on our business.

If we cannot adequately protect our intellectual property rights, our financial results may suffer.

Our ability to compete is affected by our ability to protect our intellectual property rights. We rely on a combination of trademarks, copyrights, trade secrets, confidentiality procedures and non-disclosure and licensing arrangements to protect our intellectual property rights. Despite these efforts, the steps we take to protect our proprietary information may not be adequate to prevent misappropriation of our technology, and our competitors may independently develop technology that is substantially similar or superior to our technology.

We may be required to spend significant resources to monitor and police our intellectual property rights. Policing the unauthorized use of our products or intellectual property is difficult and litigation may be necessary in the future to enforce our intellectual property rights. Regardless of the merits of any claim, intellectual property litigation is expensive and time-consuming and could divert our management’s attention from operating our business. Despite our efforts, we may not be successful in any litigation or other enforcement action we may bring may not be able to detect infringement and, as a result, may lose competitive position in the market. In addition, competitors may design around our technology or develop competing technologies. Intellectual property rights may also be unavailable or limited in some foreign countries, which could make it easier for competitors to capture market share.

Despite our efforts to protect our proprietary rights, existing laws, contractual provisions and remedies afford only limited protection. Intellectual property lawsuits are subject to inherent uncertainties due to the complexity of the technical issues involved, among other things, and we cannot assure you that we will be successful in enforcement of, or defending ourselves against, intellectual property claims. Moreover, attempts may be made to copy or reverse engineer aspects of out product or to obtain and use information that we regard as proprietary. Accordingly, we cannot assure you that we will be able to protect our proprietary rights against unauthorized third-party copying or use. Unauthorized use by others of our proprietary rights could materially harm our business.

We could be harmed by litigation involving intellectual property rights.

We may be accused of infringing the intellectual property rights of third parties. Furthermore, we may have certain indemnification obligations to customers with respect to the infringement of third-party intellectual property rights by our products. Infringement claims by third parties or claims for indemnification by customers or end users of our products resulting from infringement claims may be asserted in the future and such assertions, if proven to be true, may harm our business. Any litigation relating to the intellectual property rights of third parties, whether or not determined in our favor or settled by us, would at a minimum be costly and could divert the efforts and attention of our management and technical personnel. In the event of any adverse ruling in any such litigation, we could be required to pay substantial damages, cease the manufacturing, use and sale of infringing products, discontinue the use of certain processes or obtain a license under the intellectual property rights of the third party claiming infringement. A license might not be available on reasonable terms, or at all.

Certain provisions of our certificate of incorporation may delay, defer or prevent a change of control which could impact the price of our stock.

Certain provisions of our Certificate of Incorporation, as amended, and Restated Bylaws could make it more difficult for a third party to acquire control of us, even if the change in control would be beneficial to stockholders. These provisions include the following:

•	division of our board of directors into three classes, with each class serving a staggered three-year term;

•	removal of directors for cause only;

•	ability of the board to authorize the issuance of preferred stock in series;

•	vesting of authority in the board to determine the size of the board (subject to certain limited exceptions) and to fill vacancies thereon; and

•	advance notice requirements for stockholder proposals and nominations for election to the board.

In addition to the above provisions, in 1998 we adopted a shareholder rights plan. This plan entitles each registered holder to purchase from us, under certain circumstances, one one-hundredth of a share of Junior Participating Preferred Stock at a price of $35.00, subject to adjustments. The rights are generally exercisable only if a person or group acquires 20.0% or more of our stock or announces a tender or exchange offer the completion of which would result in ownership by a person or group of 20.0% or more of our stock. In the event of a transaction commonly known as a “squeeze-out merger,” each holder of Junior Participating Preferred Stock may purchase either our common stock or the common stock of the merged entity at one-half of such stock’s market value. We may redeem the rights at a nominal value until ten days after the announcement of the acquisition of such a 20.0% interest and under certain other circumstances.

DESCRIPTION OF CAPITAL STOCK

The Common Stock is registered pursuant to Section 12 of the Exchange Act, and therefore, the description of securities is omitted.

USE OF PROCEEDS

The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.

SELLING STOCKHOLDERS

The Selling Stockholders are certain current and former employees of the Company (or their donees or pledgees), who acquired the Shares pursuant to certain equity incentive awards granted by the Company. William J. Weyand, the Company’s Chief Executive Officer, and John Laskey, the Company’s Chief Financial Officer, are two of the Selling Stockholders and are “affiliates” of the Company within the meaning of the rules and regulations under the Securities Act. As of the date of this Prospectus, Mr. Weyand beneficially owns (as such term is defined in Rule 13d-3 under the Exchange Act) 50,000 shares of Common Stock. Pursuant to this Prospectus, Mr. Weyand may offer from time to time up to 50,000 shares of Common Stock for sale. Following the sale of all shares that may be so offered and assuming no other change in the beneficial ownership of the Company’s Common Stock by Mr. Weyand after the date of this Prospectus, Mr. Weyand would beneficially own zero shares of Common Stock. As of the date of this Prospectus, Mr. Laskey beneficially owns (as such term is defined in Rule 13d-3 under the Exchange Act) 42,330 shares of Common Stock. Pursuant to this Prospectus, Mr. Laskey may offer from time to time up to 42,330 shares of Common Stock for sale. Following the sale of all shares that may be so offered and assuming no other change in the beneficial ownership of the Company’s Common Stock by Mr. Laskey after the date of this Prospectus, Mr. Laskey would beneficially own zero shares of Common Stock. Neither Mr. Weyand nor Mr. Laskey owns more than 1% of the Company’s outstanding shares of Common Stock.

PLAN OF DISTRIBUTION

The Company is registering the Shares on behalf of the Selling Stockholders. All costs, expenses and fees in connection with the registration of the Shares offered hereby will be borne by the Company. Brokerage commissions and similar selling expenses, if any, attributable to the sale of Shares will be borne by the Selling Stockholders (or their respective donees or pledgees).

The purpose of this Prospectus is to permit the Selling Stockholders, if they so desire, to offer for sale and sell up to 322,431 shares of Common Stock at such times and at such places as the Selling Stockholders choose.

The decision to sell any Common Stock is within the discretion of the holders thereof, subject to the Company’s general policies affecting the timing and manner of sale of Common Stock by its affiliates. There can be no assurance that any of the Shares will be sold by the Selling Stockholders.

The Selling Stockholders are free to offer and sell their Shares at such times, in such manner and at such prices as they shall determine. However, the number of Shares that any Selling Stockholder (and any other person acting in concert with the Selling Stockholder for the purpose of selling the Shares) may sell during any three-month period cannot exceed the amount specified in Rule 144(e) under the Securities Act. The Selling Stockholders have advised the Company that sales of the Shares may be effected from time to time in one or more types of transactions (which may include block transactions) on the Nasdaq, in the over-the-counter market, in negotiated transactions, through the writing of options on the Shares, through settlement of short sales of the Shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. Each of the Selling Stockholders has advised the Company that he or she has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of his or her securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the Shares by any of the Selling Stockholders.

The Selling Stockholders may effect such transactions by selling Shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

As described above, one or more of the Selling Stockholders are “affiliates” of the Company within the meaning of the rules and regulations under the Securities Act and may not offer or sell the Shares unless such offers and sales are made pursuant to an effective registration statement under the Securities Act or pursuant to an appropriate exemption from the registration requirements of the Securities Act. Upon such offers and sales, such person may be deemed to be an “underwriter” as that term is defined in Section 2(11) of the Securities Act. Persons through whom such person may sell may also be deemed to be underwriters. State laws may also limit resales in certain circumstances.

Under Section 16(b) of the Exchange Act, any person who is a beneficial owner of more than ten percent (10%) of any equity security of the Company registered under the Exchange Act (such as the Company’s Common Stock), or an officer or director of the Company (as these terms are defined in applicable rules), may be liable to the Company for profit realized from any purchase and sale (or any sale and purchase) of any equity security (which term includes derivative securities, such as options) of the Company within a period of less than six months, irrespective of the intention on the part of such person in entering the transaction. In determining ownership of the Company’s Common Stock, such person will be required to include certain shares issuable on exercise of options or warrants or upon conversion of convertible securities.

Each of the Selling Stockholders is advised to consult with his or her own counsel as to his or her status as an “affiliate” of the Company and as to the applicability of Section 16(b) of the Exchange Act to any sale of Shares.

LEGAL MATTERS

The validity of the Shares offered hereby will be passed upon for the Company by O’Melveny & Myers LLP.

EXPERTS

The consolidated financial statements of the Company and subsidiaries as of December 31, 2005 and 2004 and for each of the years in the three-year period ended December 31, 2005 have been incorporated by reference in this prospectus in reliance upon the report of Deloitte & Touche LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

AVAILABLE INFORMATION

The Company is subject to certain informational requirements of the Exchange Act, and, in accordance therewith, files reports and other information with the SEC. The reports and other information filed by the Company other with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You can obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at http://www.sec.gov which provides on-line access to the Registration Statements, reports, proxy and other information statements filed electronically by the Company with the SEC. In addition, the Common Stock is listed on the Nasdaq.

Pursuant to Rule 429 under the Securities Act, this Prospectus constitutes part of the Registration Statements. This Prospectus does not contain all of the information set forth in the Registration Statements, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statements. Copies of the Registration Statements, with exhibits, may be inspected at the offices of the Commission as indicated above without charge and copies thereof may be obtained therefrom upon payment of a prescribed fee.

No person has been authorized to give any information or to make any representations, other than as contained in this Prospectus in connection with the offering described herein. If given or made, no such other information or representations can be relied upon. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to the date hereof.

No dealer, sales representative, or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by the Selling Stockholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the securities to which it relates or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Under no circumstances shall the delivery of this Prospectus nor any sale made hereunder create any implication that information contained in this Prospectus is correct as of any time subsequent to the date of this Prospectus.

322,431 Shares

MSC.SOFTWARE CORPORATION

COMMON STOCK

PROSPECTUS

December 6, 2006

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2005, filed with the Commission on June 12, 2006 (Commission File No. 001-08722);

(b)	The Company’s Quarterly Reports on Form 10-Q for its fiscal quarters ended September 30, 2006, June 30, 2006 and March 31, 2006, filed with the Commission on November 13, 2006, August 10, 2006 and July 10, 2006, respectively (each, Commission File No. 001-08722);

(c)	The Company’s Current Reports on Form 8-K, filed with the Commission on December 1, 2006, November 1, 2006, September 29, 2006, August 3, 2006, June 28, 2006, June 20, 2006, June 9, 2006, June 1, 2006, May 23, 2006, April 14, 2006, March 20, 2006 (as amended on May 26, 2006), March 16, 2006 and February 6, 2006 (each, Commission File No. 001-08722);

(d)	The description of the Company’s Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on August 29, 2006 (Commission File No. 001-08722), and any other amendment or report filed for the purpose of updating such description; and

(e)	The description of the Company’s junior participating preferred stock purchase rights contained in its Registration Statement on Form 8-A filed with the Commission on August 29, 2006 (Commission File No. 001-08722), and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Delaware law provides for the indemnification of officers and directors in terms sufficiently broad to include indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Pursuant to Section 145 of the Delaware General Corporation Law, a corporation may indemnify an officer or director if that person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to criminal actions or proceedings, had no reason to believe the conduct was unlawful.

The Company has adopted provisions in its Certificate of Incorporation which limit the liability of its directors and officers to the fullest extent permitted by Delaware law. The Company will indemnify its directors and officers for claims against them arising out of their duties as directors or officers of the Company. Such indemnification includes any attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement and amounts expended in seeking indemnification granted for such person under applicable law, the Bylaws or any agreement with the Company reasonably incurred by a director or officer, provided such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company. The Company may also advance expenses (including attorneys’ fees) to its directors and officers relating to such claims. The Company has purchased and maintains insurance covering any liabilities asserted against and incurred by its directors and officers acting in such capacities, whether or not the Company would have the power or obligation to indemnify such directors or officers under its Bylaws.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

See the attached Exhibit Index at page 26, which is incorporated herein by reference.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-

effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California, on November 28, 2006.

MSC.SOFTWARE CORPORATION

By:	/s/ William J. Weyand
William J. Weyand
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William J. Weyand, John J. Laskey and John A. Mongelluzzo, and each of them, acting individually and without the others, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ William J. Weyand William J. Weyand	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	November 28, 2006

/s/ John J. Laskey John J. Laskey	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 28, 2006

/s/ Masood A. Jabbar Masood A. Jabbar	Director	November 27, 2006

/s/ Donald Glickman Donald Glickman	Director	November 3, 2006

/s/ William F. Grun William F. Grun	Director	November 17, 2006

/s/ Ashfaq A. Munshi Ashfaq A. Munshi	Director	November 17, 2006

/s/ George N. Riordan George N. Riordan	Director	November 16, 2006

/s/ Mark A. Stevens Mark A. Stevens	Director	November 2, 2006

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1	Nonqualified Stock Option Agreement, dated as of February 10, 2005, between the Company and William J. Weyand. (Filed as Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the Commission on February 16, 2005, and incorporated herein by this reference.)

4.2	Nonqualified Stock Option Agreement, dated as of March 9, 2005, between the Company and John A. Mongelluzzo. (Filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the Commission on March 14, 2005, and incorporated herein by this reference.)

4.3	Nonqualified Stock Option Agreement, dated as of August 15, 2005, between the Company and Glenn R. Wienkoop. (Filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Commission on August 19, 2005, and incorporated herein by this reference.)

4.4	Restricted Stock Unit Agreement between the Company and William J. Weyand. (Filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the Commission on February 16, 2005, and incorporated herein by this reference.)

4.5	Restricted Stock Unit Agreement, dated as of March 8, 2005, between the Company and John J. Laskey. (Filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Commission on March 14, 2005, and incorporated herein by this reference.)

4.6	Restricted Stock Purchase Agreement, dated as of February 10, 2005, between the Company and William J. Weyand. (Filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Commission on February 16, 2005, and incorporated herein by this reference.)

4.7	Restricted Stock Purchase Agreement between the Company and John J. Laskey. (Filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the Commission on March 14, 2005, and incorporated herein by this reference.)

4.8	Performance Stock Unit Award Agreement between the Company and William J. Weyand. (Filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the Commission on February 16, 2005, and incorporated herein by this reference.)

4.9	Form of Performance Stock Unit Award Agreement.

5.	Opinion of O’Melveny & Myers LLP (opinion re legality).

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Counsel (included in Exhibit 5).

24.	Power of Attorney (included in this Registration Statement under “Signatures”).